Exhibit 2.1

FIRST AMENDMENT TO

THE AGREEMENT AND PLAN OF MERGER

BETWEEN

LUMINEX CORPORATION,

COMMODORE ACQUISITION, INC.

AND

NANOSPHERE, INC.

This First Amendment to the Agreement and Plan of Merger (this “First Amendment”) is entered into as of May 22, 2016, by and among Nanosphere, Inc., a Delaware corporation, Luminex Corporation, a Delaware corporation, and Commodore Acquisition, Inc., a Delaware corporation and a wholly-owned Subsidiary of Luminex Corporation. All capitalized terms used but not defined herein shall have the meaning assigned to them in that certain Agreement and Plan of Merger, dated May 15, 2016, by and between the parties hereto (the “Merger Agreement”).

RECITALS:

WHEREAS, the parties hereto have previously entered into the Merger Agreement; and

WHEREAS, parties hereto wish to amend the Merger Agreement to (A) correct scrivener’s errors in the terms of Section 1.01(d) of the Merger Agreement, such that: (i) time is expressed in Eastern Daylight Time; (ii) the Offer shall expire on the 21st Business Day rather than the 20th Business Day; and (iii) the Offer shall expire at 12:01 a.m. on the 21st Business Day after commencement rather than at midnight on the 20th Business day after commencement; (B) increase the Offer Price; and (C) increase the Termination Fee.

NOW, THEREFORE, in consideration of each of the party’s agreement to the terms hereof and the Amendment of the Merger Agreement, the parties do hereby agree that the Merger Agreement shall be amended as follows:

1. Amendment to Section 1.01(d) of the Merger Agreement. The Merger Agreement is hereby amended by deleting Section 1.01(d) thereof in its entirety and replacing such Section with the following:

(d) The Offer shall expire at 12:01 a.m. (Eastern Daylight time) on the date that is twenty-one (21) Business Days following (and including the day of) the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (the “Initial Expiration Time”) or, in the event the Initial Expiration Time has been extended pursuant to this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Time, or such later date and time to which the Initial Expiration Time has been extended pursuant to this Agreement, is referred to as the “Expiration Time”).

2. Amendment to Recitals of the Merger Agreement. The Merger Agreement is hereby amended by deleting the second Recital thereof in its entirety and replacing such Recital with the following:

WHEREAS, in furtherance thereof and pursuant to this Agreement, Merger Sub has agreed to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase outstanding shares of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), at a price per share of Company Common Stock of One Dollar and Seventy Cents ($1.70) (such amount, the “Offer Price”) net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement, and the collateral documents referenced herein, including Schedule TO;

3. Amendment to Section 9.01 of the Merger Agreement. The Merger Agreement is hereby amended by deleting the existing definition of Termination Fee set forth therein in its entirety and replacing such definition with the following:

“Termination Fee” means Three Million Dollars ($3,000,000).

4. Remaining Terms Unaffected. Except for the amendments to the Merger Agreement set forth herein, all other provisions of the Merger Agreement shall remain in full force and effect and remain unchanged by this Amendment.

5. Parties in Interest. This First Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns as provided in the Merger Agreement.

6. Counterparts. This First Amendment may be executed in multiple counterparts, all of which taken together shall constitute one and the same instrument.

7. This First Amendment shall not be effective unless executed by each of the parties on or before noon, Eastern Daylight time on Monday, May 23, 2016. If this First Amendment is not so executed, the existing Merger Agreement shall remain in full force and effect.

[signatures appear on following page]

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first above written.

NANOSPHERE, INC.

By	/s/ Michael McGarrity
Michael McGarrity, President and Chief Executive Officer

LUMINEX CORPORATION

By	/s/ Nachum Shamir
Nachum Shamir, President and Chief Executive Officer

COMMODORE ACQUISITION, INC.

By	/s/ Nachum Shamir
Nachum Shamir, President

[Signature Page to First Amendment to Agreement and Plan of Merger]

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